Exhibit 99.1

Contacts:

Tim Lynch

Chief Financial Officer

Tercica, Inc.

650-624-4914

tim.lynch@tercica.com

Kimberly Kraemer

Sr. Director, Corporate Communications and Investor Relations

Tercica, Inc.

650-624-4949

kimberly.kraemer@tercica.com

Tercica Reports First Quarter Financial Results

Company Raises $50 Million Through Initial Public Offering

South San Francisco, CA – May 4, 2004 – Tercica, Inc. (NASDAQ: TRCA) announced today the results of operations for the quarter ended March 31, 2004. The Company reported a net loss of $7.7 million for the first quarter of 2004, compared to a net loss of $2.9 million for the same period in 2003.

The Company completed its initial public offering during the first quarter of 2004, selling 5,500,000 shares of common stock. Also during the first quarter, but closing in the second quarter, the Company’s underwriters exercised in full their over-allotment option for 825,000 additional shares of common stock. Total net proceeds received from the initial public offering, after deducting underwriting discounts and commissions and offering expenses, were $50.1 million. At March 31, 2004, the Company held cash and equivalents, short-term investments and stock subscriptions receivable related to the over-allotment option of approximately $80.1 million.

Basic and diluted net loss per share were $1.47 in the first quarter of 2004, compared to $1.77 for the same period in 2003. All of Tercica’s outstanding preferred stock was converted into common stock during the first quarter in connection with the Company’s initial public offering. Pro forma basic and diluted net loss per share were

$0.42 in the first quarter of 2004, compared to $0.36 for the same period of 2003. Pro forma basic and diluted net loss per share are calculated by dividing the net loss by the weighted average common shares outstanding during the period, assuming the conversion of all outstanding preferred stock into common stock at the beginning of each period.

Research and development expenses for the quarter were $5.7 million, compared to $2.3 million for the same period in 2003. The increase was driven primarily by activities associated with the establishment of the Company’s recombinant human insulin-like growth factor-1 (rhIGF-1) manufacturing process at its contract manufacturers and preparations for the anticipated NDA filing in Severe Pediatric IGF-1 Deficiency (IGFD).

Selling, general and administrative expenses for the quarter were $1.9 million, compared to $700,000 for the same period in 2003. The increase reflects an increased number of employees and corporate infrastructure required to support the Company’s growth. The Company also recorded $250,000 of acquired in-process research and development expense in the first quarter of 2004 related to patent licensing activity.

Q1 Highlights

During the first quarter of 2004, Tercica made progress towards its manufacturing, clinical development and commercialization goals. During the quarter, Tercica:

•	Completed the transfer and scale-up of the rhIGF-1 bulk manufacturing process at its contract manufacturer, Cambrex;

•	Signed a license agreement with Fujisawa Pharmaceutical Co., Ltd. for patent rights to rhIGF-1 in Extreme Insulin Resistance, including Type A diabetes; and

•	In April, appointed Thomas H. Silberg to the newly created position of COO with responsibility for developing the infrastructure for the commercial launch of rhIGF-1. Mr. Silberg has reporting responsibility for Tercica’s Sales and Marketing, Manufacturing, Project Management and Business Development groups.

2004 Goals

Major goals remaining for 2004 include: validation of Tercica’s commercial-scale rhIGF-1 manufacturing process and completion of conformance lots at the Company’s contract manufacturers; reporting of the Company’s Phase III efficacy and safety data for Severe Pediatric IGFD at The Endocrine Society Annual Meeting (ENDO 2004) in June; reporting of the NCGS IGFD prevalence data and Phase II diabetes data at upcoming endocrinology meetings; and initiation of a broad-scale Phase IIIb label expansion study of rhIGF-1 in Pediatric IGFD in the fourth quarter of 2004.

2004 Financial Outlook

The Company expects full-year 2004 net loss to be between $37 million and $39 million, including amortization of non-cash stock-based compensation of approximately $3 million. Cash used for operating activities is projected to be between $34 million and $36 million.

The Company expects the second quarter net loss to be between $12 million and $13 million. The second quarter outlook takes into consideration significant production and validation activities planned at the Company’s contract manufacturer of rhIGF-1.

About IGF-1

Insulin-like Growth Factor-1, a natural hormone, is a 70 amino acid protein that must be present in tissues for normal growth and metabolism in humans. A deficiency of IGF-1 can result in short stature, which is characterized by children being shorter than approximately 97.5% of normal children, and can lead, in children and adults, to a range of other metabolic disorders with serious consequences to long-term health. These metabolic disorders can include lipid abnormalities, decreased bone density, obesity, insulin resistance and cardiovascular disorders.

About Tercica

Tercica is a biopharmaceutical company focused on the development and commercialization of rhIGF-1 for the treatment of short stature, diabetes and other endocrine system disorders. Tercica’s initial target indications include Insulin-like Growth Factor-1 Deficiency (IGFD), including Severe Pediatric IGFD, Pediatric IGFD and Adult IGFD. In addition, the company is pursuing clinical studies of rhIGF-1 as a treatment for Diabetes, including Type 2 diabetes with Severe Insulin Resistance and Type A diabetes.

Conference Call and Webcast Information

John A. Scarlett, M.D., the company’s President and Chief Executive Officer and other members of Tercica’s senior management team will review first quarter results and anticipated milestones for 2004 via conference call and webcast on Tuesday, May 4, 2004 at 4:30 p.m. Eastern Standard Time. To access the live teleconference, dial 888-935-0258 (U.S.) or 210-234-0000 (international). To access the webcast, please log on to the Company’s website at www.tercica.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required. A replay of the webcast and teleconference will be available approximately three hours after the call for seven business days. To access the replay, please call 800-597-8353 (U.S.) or 402-220-2145 (international).

Safe Harbor Statement

This press release contains forward-looking statements regarding Tercica’s development and commercialization of treatments for short stature, diabetes and other endocrine system disorders, including statements regarding progress towards the validation of Tercica’s rhIGF-1 manufacturing process, Tercica’s anticipated NDA filing in Severe Pediatric IGFD, and Tercica’s major goals remaining for 2004. This press release also contains forward-looking statements regarding Tercica’s 2004 full year and second quarter financial outlook, including its anticipated net losses, amortization of non-cash stock-based compensation, cash used for operating activities, and costs associated with production and validation activities. The forward-looking statements are subject to risks and uncertainties that could cause actual events to differ materially from those projected, including those risks and uncertainties listed in the Form S-1, as amended, relating to Tercica’s initial public offering, which was declared effective by the SEC on March 16, 2004.

Any statements by persons outside Tercica speculating on the subject matter of this press release, or any other aspects of the Company’s business, will not be based on internal Company information and should be assessed accordingly by investors.

TERCICA, INC.

(A DEVELOPMENT STAGE COMPANY)

CONDENSED FINANCIAL RESULTS

In thousands, except share and per share data

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Statements of Operations
Costs and expenses:
Research and development*	$5,674	$2,255
Selling, general and administrative*	1,881	699
Acquired in-process research and development	250	—

Total costs and expenses	(7,805)	(2,954)
Interest income	115	44

Net loss	$(7,690)	$(2,910)

Basic and diluted net loss per share	$(1.47)	$(1.77)

Shares used to compute basic and diluted net loss per share	5,235,759	1,644,182

Pro forma basic and diluted net loss per share	$(0.42)	$(0.36)

Shares used to compute pro forma basic and diluted net loss per share	18,179,635	8,070,842

* Includes non-cash stock-based compensation as follows:

Research and development	$390	$34
Selling, general and administrative	392	—

Total	$782	$34

	March 31, 2004	December 31, 2003 (1)
Balance Sheet Data
Cash, cash equivalents and short-term investments	$73,151	$37,313
Stock subscription receivable**	6,905	—
Total assets	83,681	42,484
Total liabilities	5,009	7,045
Convertible preferred stock	—	68,637
Total stockholders’ equity (deficit)	78,672	(33,198)

(1)	Derived from the audited financial statements for the year ended December 31, 2003 included in the Company’s Form S-1.
**	Related to the underwriters’ exercise of their over-allotment option.

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